NEWS
For Release: Immediate		Contact: Mark A. Featherstone Vice President and Chief Financial Officer 610-832-4160

QUAKER CHEMICAL CORPORATION ANNOUNCES FIRST QUARTER 2012 RESULTS

•	Net sales up 11% from the first quarter of 2011
•	Net income up 13% from the first quarter of 2011
•	Net operating cash flow of $6.7 million

April 30, 2012

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE:KWR) today announced net sales of $177.6 million for the first quarter of 2012, up 11% compared to first quarter 2011 net sales of $159.9 million. Net income of $11.9 million for the first quarter of 2012 was up 13% compared to $10.6 million for the first quarter of 2011. Earnings per diluted share were consistent for the first quarter of 2012 compared to the first quarter of 2011, reflective of the dilution from the Company’s second quarter 2011 equity offering.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “We are off to a solid start in 2012, despite a sluggish global economic environment, particularly in Europe and China. However, we continue to benefit from the ongoing recovery of manufacturing in North America, additional new business, and our recent acquisitions. Looking forward, we expect the global economic environment to remain mixed, with continued softness in many regions. In addition, we are now experiencing higher raw material costs, which began to escalate toward the end of the quarter. We will be implementing price increases over the next several months, but there will be a lag impact in our margins. Despite these factors, I remain confident in our future and expect 2012 to be another good year for Quaker.”

First Quarter 2012 Summary

Net sales for the first quarter of 2012 were $177.6 million, an increase of 11% from $159.9 million in the first quarter of 2011. Selling prices and mix increased revenues by approximately 8%, reflecting the Company’s price increases implemented in 2011 to help offset rising raw material costs. Product volumes were higher by approximately 5%, including acquisitions. Foreign exchange rates decreased revenues by approximately 2%.

Gross profit increased by approximately $7.1 million, or 13%, from the first quarter of 2011, with gross margin increasing to 33.7% from 33.0%. The increase in gross margin from the first quarter of 2011 reflects price increases the Company implemented in 2011 to help restore margins that were affected by escalating raw material costs. Gross margin also increased one percentage point from the fourth quarter of 2011 percentage of 32.7%.

Selling, general and administrative expenses (“SG&A”) increased approximately $4.5 million compared to the first quarter of 2011, primarily related to acquisitions and higher selling, inflationary and other costs on increased business activity, which were partially offset by decreases due to foreign exchange rate translation and lower incentive compensation costs. SG&A as a percentage of sales was 24.3% for the first quarter of 2012, which was consistent with the first quarter of 2011 but lower than the fourth quarter of 2011 percentage of 26.1%.

The Company’s low first quarter of 2012 and first quarter of 2011 effective tax rates include the expiration of applicable statutes of limitations for uncertain tax positions of approximately $0.12 and $0.11 per diluted share, respectively. The Company has experienced and expects to experience volatility in its quarterly effective tax rates due to the varying timing of tax audits and the expiration of applicable statutes of limitations as they relate to uncertain tax positions, among other factors. However, the Company expects a higher effective tax rate for the full year of 2012 as compared with the first quarter of 2012 effective tax rate.

Equity in net income of associated companies decreased in the first quarter of 2012 as compared to the first quarter of 2011, primarily due to the Company’s July 2011 purchase of the remaining ownership interest in its Mexican affiliate. The first quarter of 2012 earnings per diluted share of $0.91 reflect an approximate $0.08 dilutive effect as a result of the second quarter of 2011 equity offering.

Balance Sheet and Cash Flow Items

Net operating cash flow was $6.7 million for the first quarter of 2012 versus an outflow in the first quarter of 2011, due in part to higher earnings as well as significantly improved working capital performance. The Company’s consolidated leverage ratio remained strong at less than one times EBITDA.

Forward-Looking Statements

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss first quarter results is scheduled for May 1, 2012 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations Web site at http://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries – including steel, aluminum, automotive, mining, aerospace, tube and pipe, coatings, and construction materials. Our products, technical solutions, and chemical management services enhance our customers’ processes, improve their product quality, and lower their costs. Quaker’s headquarters is located near Philadelphia in Conshohocken, Pennsylvania.

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Quaker Chemical Corporation

Condensed Consolidated Statement of Income

(Dollars in thousands, except per share data and share amounts)

	(Unaudited)

	Three Months Ended March 31,
	2012	2011

Net sales	$177,638	$159,865

Cost of goods sold	117,843	107,131

Gross profit	59,795	52,734
%	33.7%	33.0%

Selling, general and administrative expenses	43,093	38,634

Operating income	16,702	14,100
%	9.4%	8.8%

Other income, net	341	539
Interest expense	(1,174)	(1,218)
Interest income	123	272
Income before taxes and equity in net income of associated companies	15,992	13,693

Taxes on income before equity in net income of associated companies	3,445	2,822
Income before equity in net income of associated companies	12,547	10,871

Equity in net income of associated companies	146	359

Net income	12,693	11,230

Less: Net income attributable to noncontrolling interest	747	630

Net income attributable to Quaker Chemical Corporation	$11,946	$10,600
%	6.7%	6.6%

Per share data:
Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$0.92	$0.92
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$0.91	$0.91

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Quaker Chemical Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands, except par value and share amounts)

	(Unaudited)

	March 31,	December 31,
	2012	2011
ASSETS

Current assets
Cash and cash equivalents	$18,964	$16,909
Accounts receivable, net	162,464	150,676
Inventories	75,588	74,758
Prepaid expenses and other current assets	17,024	17,206
Total current assets	274,040	259,549

Property, plant and equipment, net	83,991	82,916
Goodwill	59,064	58,152
Other intangible assets, net	31,303	31,783
Investments in associated companies	7,458	7,942
Deferred income taxes	29,368	29,823
Other assets	37,181	35,356
Total assets	$522,405	$505,521

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$607	$636
Accounts and other payables	76,257	68,125
Accrued compensation	9,906	16,987
Other current liabilities	22,889	20,901
Total current liabilities	109,659	106,649
Long-term debt	47,900	46,701
Deferred income taxes	7,236	7,094
Other non-current liabilities	86,946	89,351
Total liabilities	251,741	249,795

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 12,950,752	12,951	12,912
Capital in excess of par value	90,836	89,725
Retained earnings	184,764	175,932
Accumulated other comprehensive loss	(25,902)	(29,820)
Total Quaker shareholders' equity	262,649	248,749
Noncontrolling interest	8,015	6,977
Total equity	270,664	255,726
Total liabilities and equity	$522,405	$505,521

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Quaker Chemical Corporation

Condensed Consolidated Statement of Cash Flows

For the three months ended March 31,

(Dollars in thousands)

	(Unaudited)
	2012	2011
Cash flows from operating activities
Net income	$12,693	$11,230
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	3,057	2,656
Amortization	746	486
Equity in undistributed earnings of associated companies, net of dividends	38	(262)
Deferred compensation and other, net	(103)	1,967
Stock-based compensation	1,186	868
Gain on disposal of property, plant and equipment	(14)	(40)
Insurance settlement realized	(483)	(365)
Pension and other postretirement benefits	(2,357)	(4,910)
Decrease in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(9,764)	(12,478)
Inventories	352	(8,309)
Prepaid expenses and other current assets	(557)	(2,397)
Accounts payable and accrued liabilities	1,938	4,455
Net cash provided by (used in) operating activities	6,732	(7,099)

Cash flows from investing activities
Investments in property, plant and equipment	(3,178)	(3,475)
Proceeds from disposition of assets	64	170
Insurance settlement received and interest earned	18	22
Change in restricted cash, net	465	343
Net cash used in investing activities	(2,631)	(2,940)

Cash flows from financing activities
Proceeds from long-term debt	1,350	10,000
Repayments of long-term debt	(189)	(231)
Dividends paid	(3,105)	(2,701)
Stock options exercised, other	(1,288)	(50)
Excess tax benefit related to stock option exercises	546	78
Net cash (used in) provided by financing activities	(2,686)	7,096

Effect of exchange rate changes on cash	640	741
Net increase (decrease) in cash and cash equivalents	2,055	(2,202)
Cash and cash equivalents at the beginning of the period	16,909	25,766
Cash and cash equivalents at the end of the period	$18,964	$23,564